VERDANT

12223 Highland Avenue
Suite 106-542
Rancho Cucamonga, CA 91739
T: +1 909.786.1981
F: +1 909.647.9665
www.vrdt.com

News Release

Memorandum of Agreement signed between VRDT Corporation and Delta Motorsport, Ltd, for three-year partnership commitment.

LOS ANGELES, March 26, 2012 – VRDT Corporation ("Verdant") is pleased to announce a new partnership with Delta Motorsport, Ltd, ("Delta") in which Verdant supplies advanced energy storage, controls and systems together with service and support to Delta. Verdant will also be establishing distribution and sales opportunities for Delta manufactured vehicles. Delta will be working with Verdant to ensure top-level service and support for the vehicles with an eye towards joint development of new technologies as well.

The three-year Memorandum of Agreement officially welcomes Delta into the Verdant Ecosystem of products and services designed to bring together solutions for greater energy efficiency and availability.

"The Delta E4 Coupe is one of the most technologically compelling vehicles available in the electric transportation space," stated Graham Norton-Standen, Verdant Executive Chairman. "It is amazing to drive. I absolutely love the style!"

Advanced Verdant energy solutions will be incorporated into the already highly efficient Delta E4 to make one of the most innovative electric vehicles available. The Delta E4 has many extraordinary features differentiating it from other electric cars including its unique motor and powertrain solution that results in incredible power efficiency. As a showcase for Verdant capability the Delta E4 cannot be beat.

"We are looking forward to incorporating Verdant technology into our vehicles and joining with them and their other partners to take efficiency to the next level," said Nick Carpenter, Delta Motorsport Technical Director. "It is very exciting to be a part of such a remarkable plan to change the way we use energy so positively whilst encouraging consumers to adopt new ideas so successfully."

The addition of Delta to the Verdant family of partners opens up new opportunities for many of the companies already working with Verdant towards a sustainable future. By leveraging Delta capability with those of other partners in the Verdant Ecosystem new possibilities become available that help raise the line of energy efficiency and delivery.

Given the continued growth in demand for energy being fueled by the electrification of transportation, exciting new consumer devices and integrated smart technologies, the time for Verdant solutions could not be better. Robust Verdant solutions, now enhancing Delta technology, remove many of the barriers for consumers looking for sustainable alternatives that are cost saving and easily adopted.

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12223 Highland Avenue
Suite 106-542
Rancho Cucamonga, CA 91739
T: +1 909.786.1981
F: +1 909.647.9665
www.vrdt.com

News Release

Memorandum of Agreement signed between VRDT Corporation and Delta Motorsport, Ltd, for three-year partnership commitment.

About VRDT Corporation
VRDT Corporation ("Verdant") is a strategic organization for clean technology, transportation and infrastructure related ventures and initiatives. Verdant brings together technology, manufacturing and services to significantly enhance efficiencies in energy usage that also support electrification of transportation. This increased efficiency also breeds creation of community and commercial based energy storage systems in order to balance energy usage more effectively.

About Delta Motorsport, Ltd
Founded in 2005, Delta Motorsport, Ltd, was formed from a rich pedigree of high performance engineering. Utilizing design engineering skills honed in the ultracompetitive motorsport industry Delta brings innovative solutions critical to performance, efficiency and optimization to other areas. Delta also offers consultancy services ranging from single component design and development through to complete product programs. This includes full vehicle design, styling design, component/systems design, mechanical and electronic systems development programs, aerodynamic consultancy, vehicle build and full project management.

For more information, please contact Maria Foskaris at (949) 633-3467.